LIMELIGHT NETWORKS FUELS NEXT PHASE OF AGGRESSIVE GROWTH WITH APPOINTMENT OF ERIC ARMSTRONG

SCOTTSDALE, Ariz., July 26, 2021 -- Limelight Networks, Inc. (NASDAQ: LLNW), a leading provider of video delivery and edge cloud access services, today announced the appointment of Eric Armstrong as Senior Vice President of Growth. He will lead worldwide sales, new business development and growth marketing, and report to Limelight CEO Bob Lyons.

“It’s an ideal time for Eric to join Limelight as we continue to build on momentum from performance gains, key client winbacks and strong growth in some of our new business segments. Eric has a proven track record of building great teams and consistently delivering strong results. He is deeply knowledgeable about our current business and also has diversity in areas that align very well with our growth strategies. Eric joining is another important step in delivering on our plans and accelerating momentum in new business growth,” said CEO Lyons.

“This is an exciting time to join Limelight and be part of a new, talented leadership team,” said Armstrong. “Limelight is poised for growth and I am ready to be a driving force to help capitalize on the opportunities in front of us. Limelight has the unique ability to build upon a strong CDN heritage and serve unmet needs in the market through content, compute, and cybersecurity capabilities.”

Armstrong is an accomplished executive with more than 20 years of successful sales leadership in a variety of high growth technology companies, driving teams to sell, deploy and support cloud-based infrastructure, software (SaaS), complex networking and video solutions. His experience spans over $700M sold to enterprises, telecom service providers, TV networks, and cable programmers.
Most recently, he was Vice President, North American Sales and Services at Harmonic, Inc., a global leader in streaming, broadcast and service provider video infrastructure. In addition, he has held sales and executive positions at Zscaler, VeriSign and Kontiki. He has a Bachelor of Science in Computer Science and a Master of Science in Computer Engineering from Santa Clara University.

About Limelight:
Limelight Networks, Inc. (NASDAQ: LLNW) is an industry-leader in edge access and content delivery services that provides powerful tools and a client-first approach to optimize and deliver digital experiences at the edge. We are a trusted partner to the world’s biggest brands and serve their global customers with experiences such as livestream sporting events, global movie launches, video games or file downloads for new phone apps. Limelight offers one of the largest, best-optimized private networks coupled with a global team of industry experts to provide edge services that are fast, secure and reliable. For more information, visit www.limelight.com, follow us on Twitter, Facebook and LinkedIn.

###